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                                                                     Exhibit 4.3


                   AGREEMENT RELATING TO NONVOTING OBSERVER


     This Agreement, executed as of April 4, 1997, among Carboex International, Ltd. ("CIL"), Ashland Inc. ("Ashland"), Ashland Coal, Inc. ("ACI") and Arch Mineral Corporation ("Company"), recites and provides as follows:

     Recitals.   Reference is made to that certain letter agreement, dated
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February 27, 1982, among Ashland Oil, Inc., legal predecessor to Ashland
("AOI"), Saarberg Coal International GmbH ("SCI"), CIL and ACI, whereby SCI and CIL were granted the right to have a non-voting observer in attendance at all regular and special meetings of the Board of directors of ACI; that certain letter agreement, dated June 6, 1988, among AOI, SCI, CIL and ACI whereby the parties thereto agreed to reclassify the capital stock of ACI (the "Reclassification"); that certain letter agreement dated August 10, 1988, among AOI, SCI, ACI and CIL whereby the parties thereto agreed that CIL would continue to have the right to have a non-voting observer in attendance at all regular and special meetings of the Board of Directors of ACI upon the Reclassification and so long as CIL owned a sufficient number of ACI's Class C Preferred Stock to be entitled to elect one or more directors to the Board of Directors of ACI, and that certain letter agreement dated as of March 9, 1995, between ACI and Saarbergwerke AG (legal successor to SCI) wherein all rights of Saarbergwerke AG under the August 10, 1988 letter agreement were terminated (which letter agreements are together referred to as the "ACI Agreement"). ACI is party to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of April 4, 1997, among the Company, ACI, and AMC Merger Corporation, providing for a business combination between ACI and AMC and the conversion of ACI's outstanding capital stock to shares of Company common stock as of the Effective Time (as that term is defined in the Merger Agreement). In light of the transactions contemplated in the Merger Agreement, the parties wish to terminate the ACI Agreement and ACI and Ashland Inc. are entering into this Agreement solely for that purpose and CIL and the Company wish to execute this Agreement.

     In consideration of the mutual undertakings and agreements set forth herein, we agree as follows:

     (a) CIL hereby agrees its rights under the ACI Agreement are terminated and extinguished as of the Effective Time, and

     (b) The Company hereby agrees that at the Effective Time and so long thereafter as CIL and its affiliates beneficially own at least 63% of the shares of Company common stock obtained by CIL at the Effective Time in the conversion under the Merger Agreement (provided that CIL shall be deemed to own for this purpose any
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shares of the Company which it has transferred to the Company or any subsidiary of it in exchange for voting equity securities of approximately equivalent voting power of the Company or such subsidiary), CIL shall have the right to have a non-voting observer in attendance at all regular and special meetings of the Board of Directors of the Company in which a CIL director has a right to attend, provided that the Company reserves the right of its Board of Directors to meet in executive session at such meetings from time to time as is in the best interest of the Company without the attendance of the non-voting observer.

     (c) CIL hereby undertakes to inform its appointed non-voting observer of his obligations under the federal and state securities laws of the United States, and of the terms of this Agreement.

     (d) Nothing in this Agreement shall be in derogation of any rights (statutory, contractual or other) of CIL with respect to the Company.

     (e) This Agreement may be executed in several counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. This Agreement shall be construed in accordance with the substantive laws of the State of Delaware.

Carboex International, Ltd.

By: /s/ Juan A. Ferrando

Its: Director


Arch Mineral Corporation

By: /s/ Steven F. Leer

Its: Pres. & CEO


Ashland Inc.

By: /s/ Thomas L. Feazell

Its: Senior Vice President,
     General Counsel and Secretary


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Ashland Coal, Inc.

By: /s/ William C. Payne

Its: President



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